54 St Emanuel Street T 877-424-1777 Mobile, AL 36602 F 251-639-8214 TruBridge.com

September 24, 2025

Dear Michael,
Congratulations! On behalf of TruBridge, I am pleased to offer you employment on the terms and conditions set forth in this letter.  We look forward to working with you and we trust that your knowledge, skills, and experience will be among our most valuable assets and provide a positive contribution to the success of the Company.
This is a letter of employment for the position of Chief Business Officer. Your start date is October 6, 2025, or a mutually agreed upon date, and your manager is Chris Fowler, Chief Executive Officer.
Should you accept this job offer, per company policy you will be eligible to receive the following:
Compensation
Your annual base salary will be $350,000/annual less applicable withholdings, to be paid bi-weekly by direct deposit.
Cash Incentive Bonus
Upon hire, you will be eligible to participate in the Company cash incentive bonus program with an annual target opportunity of 50% of base salary. Our current annual cash incentive program allows for up to 200% of target payout based on performance (less all applicable withholding and deductions). This bonus is based on the Company’s overall performance to be determined by the Company in its sole discretion and upon your successful completion of full year objectives and individual performance and is pro-rated based on date of joining. It is not guaranteed. Our fiscal year runs from January 1, 2025, to December 31, 2025.
LTIP
Additionally, you will be eligible to participate in a Long-Term Incentive Plan (LTIP) of stock benefits. Two one-time awards of $150,000 will be granted, one on or around October 15, 2025 and one in March of 2026. Initial shares will be time-based restricted stock that will vest over 3 years and additional March shares will include time-based and performance stock in accordance to our LTIP plan.

Beginning in 2026, you will also be eligible for the LTIP stock benefit program granted to senior leadership. Your target LTIP is 195% of your base salary and is treated as 40% RSUs and 60% PSAs determined by company performance. The LTIP vests over 3 years rolling. All bonus programs, including but not limited to cash and stock, are subject to your agreement and execution of TruBridge’s standard agreements that outline the terms and conditions of these programs.
Benefits
TruBridge offers a generous and comprehensive benefits package including:
•Unlimited Earned Time Off (vacation and/or sick time).
•Nine (9) company-recognized holidays.
•One (1) Cultural Observance Day - floating holiday
•Health, dental, vision, and other voluntary benefit offerings will be available on the first of the month following a 30-day waiting period.
Note: pursuant to TruBridge’s Bylaws, all grants of TruBridge equity are subject to Board of Directors approval.

54 St Emanuel Street T 877-424-1777 Mobile, AL 36602 F 251-639-8214 TruBridge.com

•Company-paid life insurance policy and company-paid Short-Term Disability coverage.
•TruBridge will provide you with a company computer and will provide you the software which you will need. This computer and any other company provided equipment must be returned at the end of your employment with TruBridge.
Taxes & Deductions
Taxes and, if any, garnishments will be withheld on wages and applicable benefits as required by federal and state law.   Any contributions by you to the Company’s 401(k) or other retirement plans or other amounts agreed to by you to be paid from your TruBridge wages (e.g. for insurance benefits or other payroll deductions) will be deducted in accordance with your elections and plan documents.
Additional Information
The above outline of general terms are applicable only during your employment with TruBridge and/or its related companies, and may be modified at any time by TruBridge upon advance notice to you.  Your ability to qualify for and participate in TruBridge’s benefit programs referenced above is also subject to the applicable terms of those plans as they may be established, modified, replaced or eliminated from time to time in the absolute and sole discretion of TruBridge with or without advance notice.
Onboarding
I-9 forms are comprised of two sections with separate deadlines for each.  You are required to finish section 1 of your I-9 no later than your first day of employment.  Section 2 must be completed by TruBridge within three business days of your start date with the required forms of identification you provide.  For example, you may use either a passport or both a driver’s license and social security card for documentation.  To allow for adequate time for review and processing please provide your required documents as soon as possible.  Failure to provide appropriate documentation within 3 days of hire will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.
TruBridge requires that employees do not disclose information held to be confidential by TruBridge. During your employment, we will ask you to sign an Executive Severance Agreement that contains, among other things non-disclosure and non-compete terms. This agreement is a condition of your employment. During your employment and for a period afterwards, you may not promote, participate, engage or have any other interest in any business which competes directly or indirectly with Trubridge or any of its subsidiaries. We expect you to devote your entire professional energy and time to TruBridge. Thus, you may not engage in outside business activities, other than board memberships that are approved by Chris Fowler in writing.

Notwithstanding anything contained in this letter, you shall be considered an employee at-will, governed by the laws of the State of Alabama. This offer is not intended as, nor does it imply a guarantee of employment or an employment contract. Nothing in this letter is intended to change the at-will nature of your employment, which means that either you or TruBridge can terminate your employment for any reason without notice. This offer is also contingent on the Company's sole satisfaction with the results of a mandatory background check, employment verification, and two professional references.
Please be advised that your employment is contingent upon the successful completion of pre-employment background check. Your employment with TruBridge is at will and nothing in this letter or any other communication, either written or oral, is intended to constitute a contract of employment.
Note: pursuant to TruBridge’s Bylaws, all grants of TruBridge equity are subject to Board of Directors approval.

54 St Emanuel Street T 877-424-1777 Mobile, AL 36602 F 251-639-8214 TruBridge.com

We are pleased that you chose TruBridge and look forward to working with you as a team member. Please do not hesitate to contact me if you have any questions.
To indicate acceptance, please sign a copy of this letter and return it via email to Amaris McComas (Amaris.Mccomas@TruBridge.com) by Friday, September 26, 2025 at 5pm Central Time.
Sincerely,

Amaris McComas
Chief People Officer

ACKNOWLEDGEMENT AND ACCEPTANCE OF OFFER LETTER
I, Michael Daughton, hereby acknowledge acceptance of the employment offer as outlined in the attached letter dated 9/26/2025 for the position of Chief Commercial Officer and accept employment under the terms and conditions set therein.

/s/ Michael Daughton
Signature

September 29, 2025
Date

Note: pursuant to TruBridge’s Bylaws, all grants of TruBridge equity are subject to Board of Directors approval.